Exhibit 8.1

OFFERING DEPOSIT ACCOUNT AGENCY AGREEMENT
This Offering Deposit Account Agency Agreement (this “Agreement”) is entered into as of ____________, 2018, by and between Soliton, Inc., a Delaware corporation with its principal office located at 5304 Ashbrook Drive, Houston, TX 77081(“Issuer”), FinTech Global Markets, Inc., a Delaware corporation with its principal office located at 6 Venture, Suite 265, Irvine, CA 92618 (“Intermediary”) and FinTech Clearing, LLC, a Delaware limited liability company and FINRA registered Broker/Dealer, with its principal office located at 6 Venture, Suite 265, Irvine, CA 92618 (“Deposit Account Agent”). Issuer, Intermediary and Deposit Account Agent shall collectively be referred to as “Parties”.
RECITALS
This Agreement is entered into in reference to the following facts:
(a)The Issuer is offering securities of the Issuer, as identified on Schedule A (the “Securities”) in a public offering described in an offering statement (the “Offering”) to investors (the “Subscribers”) pursuant to Regulation A, promulgated under Securities Act of 1933, as amended (the “33 Act”), and represents that such offering is compliant with all applicable securities laws, including, without limitation, the 33 Act, and any other governing acts, rules, regulations or amendments promulgated by the Securities and Exchange Commission (“SEC”).
(b)The Intermediary provides Issuers and Subscribers with an online intermediary platform (the “Platform”) where the Securities are offered for sale by the Issuer.
(c)The Issuer desires that the Deposit Account Agent act as agent for transmission or maintenance of payments received from the Subscribers (“Proceeds”) by the Intermediary until the Offering period has ended and the Offering has Closed (as defined below) or otherwise terminated.
(d)The Deposit Account Agent is willing to act in such capacity, subject to the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties hereto hereby agree as follows.
ARTICLE 1 - PROCEEDS
1.1    Appointment; Account.
(a)The Issuer and the Intermediary hereby appoint the Deposit Account Agent to act as deposit holder for the Proceeds under the terms of this Agreement. The Deposit Account Agent hereby accepts such appointment, subject to the terms, conditions, and limitations hereof.
(b)Immediately following the Deposit Account Agent’s execution of this Agreement and prior to the date of the commencement of the Offering, the Parties shall establish an account record designated by the Deposit Account Agent (the “Offering Deposit Account”) for

the purpose of receiving and holding Subscriber Proceeds. All Subscribers will be instructed to wire funds or make checks payable directly to Deposit Account Agent in accordance with the instructions in Schedule B. All Parties agree to maintain the Offering Deposit Account and act with respect to the Offering Deposit Account and Proceeds in a manner that is compliant with SEC Rules SEC Rules 10b-9, 15c3-3, and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (including SEC and FINRA interpretations of such Rules), and all other applicable laws, rules, and regulations.
1.2    Deposits Held.
(a)The Intermediary and the Issuer shall direct each Subscriber purchasing securities interests to deliver the Proceeds to the Deposit Account Agent as their subscriptions for the Offering are accepted. The Deposit Account Agent shall deposit and hold all Proceeds in the Offering Deposit Account at all times until such funds are disbursed therefrom in accordance with the terms hereof. As and when such Proceeds are delivered to the Deposit Account Agent, the Intermediary will also deliver to the Deposit Account Agent a completed Report from Intermediary in the form attached hereto as Schedule B, and copies of executed Subscriber subscription agreements for each Subscriber whose funds are included in such Proceeds. Promptly after its receipt thereof, the Deposit Account Agent shall notify the Intermediary that the Deposit Account Agent has received the Proceeds. Upon request from time to time, the Deposit Account Agent shall notify the Intermediary of the amount of the Proceeds then held in the Offering Deposit Account.
(b)Proceeds in the form of ACH or wire transfer are deemed deposited into the Offering Deposit Account when delivered to the Deposit Account Agent. Any Proceeds deposited in the form of a check, draft or similar instrument are deemed deposited when the collectability thereof has been confirmed (hereinafter “Cleared Funds”). All such checks and similar instruments shall be made payable to “FinTech Clearing as Agent for the Investors in Soliton, Inc.” Any checks or other instruments that are not made so payable shall be returned by the Deposit Account Agent to the party submitting the check or other similar instrument. Any check returned unpaid to the Deposit Account Agent shall be returned to the party that submitted the check and the Deposit Account Agent shall promptly notify the Intermediary of such return.
(c)The Proceeds shall be disbursed by the Deposit Account Agent from the Offering Deposit Account by wire transfer of funds or by check payable to the appropriate distributee at the address set forth herein, except for disbursements of Proceeds payable to itself under the terms hereof.
1.3    Investment. The Offering Deposit Account shall be a demand deposit account, and no interest shall accrue on the Proceeds deposited therein. The Deposit Account Agent shall not be obligated to earn any earnings or interest on the Proceeds.

ARTICLE 2 – DISBURSEMENT PROCEDURES
2.1    Disbursement of Proceeds. The Deposit Account Agent shall hold and disburse the Proceeds in accordance with the following procedures:
(a)Initial and Subsequent Closings when Minimum Met. If, prior to the Termination Date, the Deposit Account Agent has received Cleared Funds equal to or greater than the Minimum Amount and receives a joint written instruction from the Issuer and the Intermediary confirming a closing of the transaction contemplated in the Offering (a “Closing”), the Deposit Account Agent shall, pursuant to such written instruction, pay such Cleared Funds to the Issuer promptly (noon the following business day) upon receipt of such written instruction (“First Closing”). Thereafter, with respect to any additional Cleared Funds received after the First Closing or subsequent Closing and held by the Deposit Account Agent prior to the Termination Date, the Deposit Account Agent shall, upon receipt of written instruction confirming a Closing and identifying the Subscribers (and corresponding Proceeds) participating in such Closing, pay such Cleared Funds specified in the joint written instruction to the Issuer at one or more subsequent Closings promptly (noon the following business day) upon receipt of such written instruction. If the Deposit Account Agent does not receive a written instruction regarding the disbursement of any Cleared Funds remaining in the Deposit Account fifteen (15) business days after the Termination Date, then the Deposit Account Agent will initiate a return payment to return any Cleared Funds after the most recent Closing to each Subscriber according to the amount received and cleared from the Subscriber after the most recent Closing without deduction, penalty, or expense to Subscriber.
(b)No Closing Even though Minimum Met. If no Closing has taken place within fifteen (15) business days of the Termination Date (where the Deposit Account Agent has received Cleared Funds at least equaling the Minimum Amount prior to the Termination Date), the Deposit Account Agent shall return all Cleared Funds to Subscribers according to the amounts and return payment instructions contained in the Offering Report (defined under Schedule B) promptly (noon the following business day) upon expiration of such fifteen (15) business day time period, or if the Issuer and the Intermediary notify the Deposit Account Agent pursuant to a written instruction at any earlier time that no Closing will take place, the Deposit Account Agent shall return all Cleared Funds to Subscribers according to the amounts and return payment instructions contained in the Offering Report promptly (noon the following business day) upon such written notification without deduction, penalty, or expense to Subscriber.
(c)Terminated Listing. If, at any time, the Deposit Account Agent receives a written instruction stating that the Offering has been terminated and the Parties will not proceed with a Closing, the Deposit Account Agent shall return all Cleared Funds to Subscribers according to the amounts and return payment instructions contained in the Offering Report promptly (noon the following business day) upon such written notification without deduction, penalty, or expense to Subscriber.
(d)Minimum Not Met. If, prior to the Termination Date, the Deposit Account Agent has not received Cleared Funds at least equaling the Minimum Amount, the Deposit Account Agent shall return all Proceeds to Subscribers according to the amounts and return payment instructions contained in the Offering Report promptly (noon the following business day) upon Termination Date, without deduction, penalty, or expense to Subscriber.
(e)Rejection of Subscriber. If, at any time, Deposit Account Agent receives a written notice from Intermediary that either (i) the Issuer has determined not to accept any Subscriber’s subscription for Securities or (ii) the Intermediary has determined that such Subscriber has not satisfied Intermediary’s legal, regulator or other compliance reviews for the Offering, the Deposit Account Agent shall return all Cleared Funds of such Subscriber to such Subscriber according to the amount and return payment instructions contained in the Offering Report promptly (noon the following business day) upon such written notice from Intermediary.
(f)Return of Proceeds to Subscribers. Any return payment to Subscribers initiated by the Deposit Account Agent in accordance with this Section 2.1 shall be payable to the Subscriber using the applicable instructions provided to the Deposit Account Agent in the Offering report in connection with the Subscriber’s deposit without deduction, penalty or expense to the Subscriber. If any return payment is returned to the Deposit Account Agent as undeliverable, Deposit Account Agent will immediately notify Intermediary and obtain updated return payment instructions from Intermediary, or (at the election of Intermediary) return such Subscriber’s Cleared Funds by check payable to the Subscriber and mailed to an address designated in the Offering report.
(g)Return of Funds Undeliverable. If any amount of Proceeds is returned to Deposit Account Agent as undeliverable following the operation of clauses (a)-(e) of this Section 2.1, Deposit Account Agent, in addition to its other rights herein, may maintain and manage such Proceeds for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Deposit Account Agent in its reasonable discretion and may take any other action permitted by this Agreement.
(h)Fees and Costs. Issuer agrees to pay all fees and costs associated with the Agreement, including monthly and transactional fees (which shall include incoming and outgoing return payment fees) as set forth on Schedule C. All disbursements of Proceeds in Section 2.1(a) after the applicable sale date (to the Issuer) other than disbursements of Proceeds received from Subscribers who are clients of ____________ shall be subject to the fees, costs, expenses and other amounts due to Deposit Account Agent owed by the Issuer and any other indemnified party (as defined below) hereunder.
ARTICLE 3 - GENERAL TRANSMISSION AND MAINTENANCE OF PAYMENTS PROCEDURES
3.1    Accounts and Records. The Deposit Account Agent shall keep accurate books and records of all transactions hereunder. The Intermediary and Deposit Account Agent shall each have reasonable access to one another's books and records concerning the Offering and the Proceeds. Upon final disbursement of the Proceeds, the Deposit Account Agent shall deliver to the Intermediary and the Issuer a complete accounting of all transactions relating to the Proceeds.

3.2    Duties. The Deposit Account Agent's duties hereunder shall be determined solely by the express provisions of this Agreement. The Deposit Account Agent's duties are purely contractual in nature. Nothing in this Agreement shall be construed to give rise to any fiduciary obligations of the Deposit Account Agent with respect to the Subscribers or to the other Parties to this Agreement. Except for a possible reference to the definitions of certain words or terms defined in the Offering Memorandum, but not defined herein, the Deposit Account Agent is not charged with any duties with respect to the Offering Memorandum and shall not otherwise be concerned with the terms thereof. The Deposit Account Agent shall not be required to notify or obtain the consent, approval, authorization, or order of court or governmental body to perform its obligations under this Agreement, except as expressly provided herein.
3.3    Disputes.
(a)If there is any disagreement or the presentation of any adverse claim or demand in connection with the disbursement of the Proceeds, the Deposit Account Agent may, at its option, after providing written notice to the Intermediary and Issuer of such disagreement or adverse claim or demand, refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing, the Deposit Account Agent shall not become liable to the undersigned or to any other person, due to its failure to comply with such adverse claim or demand. If the Intermediary and/or Issuer does not provide satisfactory assurances to the Deposit Account Agent that it may act in accordance with the other provisions of this Agreement, then the Deposit Account Agent shall be entitled to continue, without liability, to refrain and refuse to act until:
(i)authorized to disburse the Proceeds by an order from a court purporting to have jurisdiction of the Parties and the Proceeds, after which time the Deposit Account Agent shall be entitled to act in conformity with such order; or
(ii)the Deposit Account Agent (i) shall have been notified that all differences shall have been adjusted by agreement, and (ii) shall have been directed in writing to take certain actions with respect to the Proceeds subject to the adverse claim or demand, signed jointly or in counterpart by the Intermediary and Issuer and by all persons making adverse claims or demands, at which time the Deposit Account Agent shall be protected in acting in compliance therewith.
(b)At any time prior to the Deposit Account Agent's receipt of a court order or a notice, as provided in clauses (i) or (ii) of this Section 3.3(a), the Deposit Account Agent may, but is not required to, file a suit in interpleader and obtain an order from the court requiring the Parties to interplead and litigate in such court adverse claims or demands raised pursuant to this Section 3.3. If such interpleader suit is brought, the Deposit Account Agent shall ipso facto be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it in relation to the disputed amount. The Intermediary agrees to reimburse the Deposit Account Agent for all costs, expenses, and reasonable attorney's fees expended or incurred by the Deposit Account Agent in connection with such adverse claim or demand, the amount thereof to be fixed and judgment thereof to be rendered by the court in such lawsuit.

3.4    Liability Limited.
(a)Deposit Account Agent shall have no duties or responsibilities other than the ministerial duties as expressly set forth herein and no other duties and obligations shall be implied (fiduciary or otherwise). Deposit Account Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Deposit Account Agent shall be under no liability to the other Parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Deposit Account Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Deposit Account Agent pursuant to wiring or transfer instructions provided to the Deposit Account Agent by the Intermediary or Issuer, or set forth in any subscription agreement. Except for instructions given to Deposit Account Agent pursuant to a joint written instruction, Deposit Account Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, the terms and conditions of this Agreement shall control subject to Section 4.18 hereof.
(b)Deposit Account Agent shall not be liable to the Issuer or the Intermediary or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Deposit Account Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer or the Intermediary. In no event shall Deposit Account Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Deposit Account Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Deposit Account Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise. Deposit Account Agent may rely conclusively, and shall be protected in acting, upon any order, notice, instruction (including a joint written instruction (such as a wire transfer instruction)), request, demand, certificate, opinion or advice of counsel (including counsel chosen by Deposit Account Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity (including the authority of the person signing or presenting the same) and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by Deposit Account Agent to be genuine and to be signed or presented by the proper person or persons. Deposit Account Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a written amendment in accordance with Section 4.11 hereto.
(c)Deposit Account Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Proceeds, any account in which Proceeds are deposited, this Agreement or any other agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). Deposit Account Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Intermediary shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel.
(d)Deposit Account Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Deposit Account Agent be responsible or liable to the other Parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. Deposit Account Agent shall have no responsibility with respect to the use or application of any Proceeds paid by Deposit Account Agent pursuant to the provisions hereof. Deposit Account Agent shall have no duty to solicit any payment which may be due to be paid in Proceeds or to confirm or verify the accuracy or correctness of any amounts delivered in accordance with this Agreement or the calculation of the Minimum Amount or the Maximum Amount in respect to the Proceeds. Deposit Account Agent shall not be liable to the Intermediary, Issuer or to anyone else for any loss, which may be incurred by reason of any investment of any monies, which it holds hereunder.
(e)Deposit Account Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Deposit Account Agent does not exist or has not occurred, without incurring liability to the other Parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.
(f)Deposit Account Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Proceeds, without determination by Deposit Account Agent of such court’s jurisdiction in the matter. If any portion of the Proceeds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Deposit Account Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Deposit Account Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
3.5    Reliance on Documents, Etc. The Deposit Account Agent may rely on and shall be protected in acting in reliance upon any instructions or directions furnished to it in writing or pursuant to any provisions of this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper, or other document furnished to it and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. The Intermediary and/or Issuer shall not include the Deposit Account Agent's name in any document unless such document has been approved in writing by the Deposit Account Agent, except with regard to those documents pertaining to and referring to the Deposit Account Agent's functions as Proceeds holder pursuant to this Agreement.
3.6    Indemnification. From and at all times after the date of this Agreement, the Issuer and Intermediary shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Deposit Account Agent and each of its directors, officers, members, partners, trustees, employees, attorneys, agents and affiliates (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including the Intermediary and/or the Issuer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Deposit Account Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees, costs and expenses of such counsel shall be paid, upon demand, by the Intermediary.
3.7    Compensation. The Issuer shall compensate Deposit Account Agent for its services hereunder pursuant to Schedule C. Deposit Account Agent is expressly authorized and directed, but shall not be obligated, to, and may, charge against and disburse to itself (to the extent Rules 15c2-4 under the Securities Exchange Act of 1934, as amended, permits) from the Proceeds for which a Closing has occurred and that are payable to the Issuer pursuant hereto after the applicable Sale Date(s), from time to time, the amount of any compensation and reimbursement which are due and payable hereunder, including any amount to which Deposit Account Agent or any other Indemnified Party is entitled to seek indemnification pursuant to Section 3.6 hereof, or any other amount owing to Deposit Account Agent hereunder. Deposit Account Agent shall notify the Issuer of any disbursement from the Proceeds to itself or any other Indemnified Party in respect of any reimbursement hereunder and shall furnish to the Issuer copies of all related invoices and other statements through electronically submitting such notice on the Platform. Subject to Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, the Issuer hereby grants to Deposit Account Agent and the other Indemnified Parties a security interest in and lien upon the Proceeds for which a Closing has occurred (a) for the payment of any fees, costs, expenses and other amounts due to Deposit Account Agent or any other Indemnified Party hereunder and (b) to secure any and all obligations of the Issuer in this Agreement with the right to offset any amount due any of them under this Agreement against the Proceeds; provided, however, that such lien shall attach only after the Sale Date for the applicable Proceeds. If for any reason funds in the Proceeds are insufficient to cover such amount, the Issuer shall pay, upon demand, such amounts to Deposit Account Agent or any other Indemnified Party upon receipt of copies of related invoices and other statements.
3.8    Filings and Resolution. Concurrently with their execution and delivery of this Agreement, the Issuer shall each deliver to the Deposit Account Agent (a) a copy of its articles of incorporation, certificate of incorporation or similar formation document, (b) corporate resolutions, signed by its corporate secretary, authorizing it to enter this Agreement, and (c) a Certificate of Authority in the form acceptable to the Deposit Account Agent.
3.9    Customer Information. Concurrently with its execution and delivery of this Agreement, the Issuer shall deliver to the Deposit Account Agent such identification as required by law and such authorization documents, all as the Deposit Account Agent may require. Without limiting the generality the foregoing, the Issuer shall deliver to the Deposit Account Agent (a) a copy of its organizational documents (e.g., articles of incorporation, operating agreement, etc.), (b) corporate/partnership resolutions, signed by its an appropriate signatory, authorizing it to enter this Agreement, and (c) a completed Certificate of Authority in the form approved by the Deposit Account Agent, reflecting the names and titles of the persons authorized to sign and deliver any document specified herein on behalf of any party hereto and an original handwritten exemplar of such persons signature.
3.10    Identification Number. The Issuer represents and warrants that (a) its Federal tax identification number (“TIN”) specified on the signature page of this Agreement underneath its signature is correct and is to be used for 1099 tax reporting purposes, and (b) it is not subject to backup withholding. The Issuer agrees to provide the Deposit Account Agent with the tax identification number for any person or entity to whom interest is paid on any of the Proceeds.
3.11    Term. The term of this Agreement shall commence as of the date and the year first above written and shall end on the date (the “Termination Date”) which is either (a) the Intermediaries’ notification to the Deposit Account Agent of the termination of the Offering pursuant to Section 2.1(c) of this Agreement, or (b) the final Closing date; provided, however, that the Deposit Account Agent shall perform all necessary actions pursuant to Sections 2.1(a), (b), (c) or (d) hereof in connection with the Proceeds then being held by the Deposit Account Agent, or (c) the date upon which the Deposit Account Agent confirms that it has received in the Offering Deposit Account in an amount equal to at least the Minimum Amount specified on Schedule A and has received a written instruction confirming a Closing with respect to at least the Minimum Amount.
During the Term, the Parties agree that (a) the Proceeds will be held in an account for the exclusive benefit of Subscribers (as defined under Rule 15c3-3 of the Securities Exchange Act of 1934) until such time the applicable Securities are considered sold as defined by SEC Rules and the Offering documents (the “Sale Date”) and (b) until such time as a Closing has occurred, the Issuer is not entitled to any funds received and no amounts deposited in the Offering Deposit Account shall become the property of the Issuer or any other entity, or be subject to the debts of the Issuer or any other entity.
3.12    Termination of Agreement; Resignation of Agent. Upon the first to occur of (a) the disbursement of all amounts in the Proceeds in accordance with this Agreement (including Section 2.1(e) and the operation of applicable state escheatment and unclaimed property laws), (b) the resignation of Deposit Account Agent, (c) termination of the Offering either pursuant to Section 2.1(c) or pursuant to a written instruction, Deposit Account Agent shall be released from its obligations hereunder and Deposit Account Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Proceeds and the Offering Deposit Account shall be closed. In the event of the termination of the Agreement, the Deposit Account Agent shall return all Proceeds to the Subscribers promptly (noon the following business day) upon notice of such termination. The obligations of the Issuer will continue to exist notwithstanding the termination or discharge of Deposit Account Agent’s obligations or liabilities hereunder until the obligations of the Issuer have been fully performed.
Deposit Account Agent may resign at any time and be discharged from its duties as Deposit Account Agent hereunder by giving the Issuer and the Intermediary at least thirty (30) days’ notice thereof, which may be submitted via email. Upon any such notice of resignation, the Issuer and the Intermediary shall jointly issue to Deposit Account Agent a written instruction authorizing redelivery of the Proceeds to a depository that has been retained as successor to Deposit Account Agent hereunder prior to the effective date of such resignation. As soon as practicable after its resignation, Deposit Account Agent shall turn over to such successor deposit account agent or escrow agent all monies and property held hereunder upon presentation of the document appointing the new deposit account agent or escrow agent and such deposit account agent or escrow agent’s acceptance thereof, and after deduction and payment (to the extent Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, permits) to the retiring Deposit Account Agent after the Sale Date with respect to such Proceeds of all fees, costs and expenses (including court costs and expenses and attorneys' fees) or any other amount payable to, incurred by, or expected to be incurred by the retiring Deposit Account Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event no successor deposit account agent or escrow agent has been appointed by the Issuer on or prior to the date Deposit Account Agent’s resignation is to become effective, Deposit Account Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder. Deposit Account Agent shall have no responsibility for the appointment of a successor deposit account agent or escrow agent hereunder.
After Deposit Account Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deposit Account Agent under this Agreement. Any corporation or other entity into which Deposit Account Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Deposit Account Agent’s business may be transferred by sale of assets or otherwise, shall be Deposit Account Agent under this Agreement without further act or consent of any party hereto.

ARTICLE 4 - GENERAL PROVISIONS
4.1    Representations and Warranties. Each of the Issuer and the Intermediary severally covenants and makes the following representations and warranties to Deposit Account Agent:
(a)It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(b)This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms;
(c)The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject;
(d)All information herein is true and accurate and the Deposit Account Agent may rely solely on information in this Agreement and any amendments to this Agreement. The Deposit Account Agent shall have no responsibility or obligation to interpret the terms of any document related to the Offering, other than the terms of this Agreement, even if the Deposit Account Agent has received a copy of any such document.
(e)Deposit Account Agent is appointed to act as agent only for the limited purposes set forth in this Agreement; no representation, statement, communication or other suggestion shall be made that Deposit Account Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Deposit Account Agent has not and shall not be used in any manner in connection with the offering of the Securities other than to state that Deposit Account Agent has agreed to serve as deposit account agent for the limited purposes set forth in this Agreement;
(f)No party other than the Parties hereto has, or shall have, any lien, claim or security interest in the Proceeds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Proceeds or any part thereof;
(g)It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit;

(h)It is in compliance with all applicable federal, state, and local laws and regulations, including, but not limited to Securities laws, including but not limited to disclosure requirements and rules, regulations and guidance related to contingency offerings; and that Intermediary is in compliance with all anti-money laundering and know-your-customer laws, including the Bank Secrecy Act, the USA PATRIOT Act, and all regulations promulgated thereunder, and economic sanctions implemented by the Office of Foreign Assets Control;
(i)It is not a target of any governmental investigation or enforcement action or order; and
(j)All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Proceeds.
4.2    Notice. Any notice, request, demand or other communication provided for hereunder to be given shall be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third business day after its deposit in the United States mail, and (c) on the business day of confirmed transmission by telecommunications device. The addresses of the Parties hereto (until notice of a change thereof is served as provided in this Section 4.2 shall be as follows: To the Deposit Account Agent:

If to the Intermediary:	If to Issuer:

FinTech Clearing, LLC Attn: Brian Park 6 Venture, Suite 265 Irvine, CA 92618	Soliton, Inc. Attn: Ms. Walter Klemp, Chairman 5304 Ashbrook Drive Houston, TX 77081

with a copy to:	with a copy to:

Soliton, Inc. Attn: Ms. Lori Bisson, CFO 5304 Ashbrook Drive Houston, TX 77081

If to Deposit Account Agent:
FinTech Clearing, LLC Attn: Brian Park 6 Venture, Suite 265 Irvine, CA 92618

with a Copy to::

4.3    Arbitration.
(a)All disputes between the Intermediary or Issuer, on the one hand, the Deposit Account Agent on the other hand, relating to the payment of the Proceeds and/or the Deposit Account Agent’s rights, obligations, and liabilities arising from or related to this Agreement shall be resolved by mandatory binding expedited arbitration under the JAMS Comprehensive Arbitration Rules & Procedures in effect as of the date the request for arbitration is filed (the “Rules”) before a single neutral arbitrator selected in accordance with the Rules. Each of the Parties may initiate such arbitration pursuant to the Rules. The arbitration shall be held in Los Angeles, California (such site being herein referred to as the “Forum”). The arbitrator shall issue a written opinion that includes the factual and legal basis for any decision and award, unless the Parties agree otherwise.
(b)Any court having jurisdiction of the Parties and the subject matter may enforce such a decision. Each of the Parties hereto submits to the non-exclusive personal jurisdiction of the courts of the Forum as an appropriate place for compelling arbitration or giving legal confirmation of any arbitration award, and irrevocably waives any objection which it may now or hereafter have to the venue of any such enforcement proceeding brought in any of said courts and any claim of inconvenient forum. Each of the Parties agrees that service of process for all arbitration proceedings may be made in accordance with the Rules and shall be deemed effective as provided therein.
(c)Any claim or action of any kind (including, but not limited to, any claims for breach of contract), against the Deposit Account Agent arising out of or connected with this Agreement shall be barred and waived unless asserted by the commencement of an arbitration proceeding within 180 days after the accrual of the action or claim. This limitation shall also apply to claims which might otherwise be asserted against as a “set-off,” credit, cross-complaint, or defense. This section and the forgoing limitation shall survive termination of this Agreement.
4.4    Effect of Agreement. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto.
4.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
4.6    Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability, of binding effect of this Agreement.
The intentional action in electronically signing this Agreement shall be evidence of consent to be legally bound by this Agreement, including any schedules hereto and notices. The use of an electronic version of this Agreement and any notices fully satisfies any requirement that they be provided to the Parties in writing. Each party is solely responsible for reviewing and understanding all of the terms and conditions of this Agreement. Each party accepts as reasonable and proper notice, for the purpose of any and all laws, rules and regulations, notice by electronic means, including, the posting of modifications to this Agreement and any schedule hereto. Each party agrees to not contest the admissibility or enforceability of the electronically signed copy of this Agreement in any proceeding arising out of the terms and conditions of this Agreement.
4.7    USA Patriot Act Notice. The Deposit Account Agent notifies the Intermediary and Issuer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”) the Deposit Account Agent is required to obtain, verify and record information that identifies the other Parties to this Agreement, which information includes the name and address of those Parties and other information that will allow the Deposit Account Agent to identify them in accordance with the Patriot Act. In particular:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.
WHAT THIS MEANS FOR YOU: when you open an account, we will ask the name and address of the entity and other information that will allow us to identify the business or organization. We may also ask to see identifying documents.
4.8    No Third Party Beneficiaries. None of the Intermediary, the Issuer and the Deposit Account Agent intends that any rights, duties or restrictions contained herein shall inure to the benefit of any third party.
4.9    Final Agreement. This Agreement is intended by the Deposit Account Agent, Intermediary and the Issuer to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Parties hereto by a duly authorized officer thereof.
4.10    Security Procedures. Deposit Account Agent may rely solely upon any account numbers or similar identifying numbers provided by the Intermediary or Issuer, as appropriate, to identify (a) a beneficiary, (b) a beneficiary's bank, or (c) an intermediary bank. Deposit Account Agent may apply any of the Proceeds for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.
4.11    Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing executed by the Parties hereto; provided, however, that the Deposit Account Agent’s signature (agreement) is not required in respect to any change to, waiver of, discharge or termination of any section to which it is not subject. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.
4.12    Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
4.13    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the holding, investment and disbursement of Proceeds and sets forth in their entirety the obligations and duties of Deposit Account Agent with respect to the Proceeds.
4.14    Dealings. Deposit Account Agent and any stockholder, director, officer or employee of Deposit Account Agent may buy, sell, and deal in any of the securities of the Issuer and become interested in any transaction in which the Issuer may be interested, and contract and lend money to the Issuer and otherwise act as fully and freely as though it were not Deposit Account Agent under this Agreement. Nothing herein shall preclude Deposit Account Agent from acting in any other capacity for the Issuer or for any other entity.
4.15    Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.
4.16    Force Majeure. Notwithstanding anything to the contrary hereunder, Deposit Account Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.
4.17    No Strict Construction. The Parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.
4.18    Priority. In the event of any conflict between the provisions of any schedule attached hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Deposit Account Agent acting in good faith.
4.19    Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed delivered by and through its duly authorized representative as of the date and the year first above written.

SOLITON, INC.

By:
Name: Lori Bisson
Title: Chief Financial Officer

FINTECH GLOBAL MARKETS, INC.

By:
Name: Brian Park
Title: President

FINTECH CLEARING, LLC

By:
Name: Keith Moore
Title: Principal and Treasurer

[Signature Page to the Offering Deposit Account Agency Agreement]

SCHEDULE A
Offering Details
In connection with the Offering, the Issuer is offering securities for sale as follows:
Securities Offered: [ ]
Minimum Funding Amount1: [ ]
Maximum Funding Offered: [ ]
Termination Date2: [ ]
1  “Minimum Amount” shall mean the Minimum Funding Amount specified on Schedule A, which corresponds to the minimum aggregate dollar amount of securities that must be ordered to meet the contingency for a successful Offering. For purposes of this Agreement only, the Minimum Amount may be $0 if all contingencies have already occurred (e.g., Issuer opts to terminate its relationship with a deposit account agent who has completed its services through the contingency period). In any event, Issuer and Intermediary agree to provide accurate information in Schedule A and understand and agree that Deposit Account Agent solely relies on such information and has no duty or obligation to verify its accuracy.
2  “Termination Date” shall mean the date on which the Maximum Funding Amount has been sold in one or more Closings or the Offering End Date specified on Schedule A, whichever event occurs first; provided, however, that the Issuer and Intermediary may extend the Offering End Date in this definition for up to 60 days upon delivery of a written instruction to Deposit Account Agent and its statement that it has received and accepted subscription statements (and the accompanying payments have been deposited in the Proceeds and have cleared) equal to the Minimum Amount.

SCHEDULE B
Reporting and Funding Instructions
Report from Intermediary
Intermediary shall submit a report (“Subscriber Report”) to the Deposit Account Agent with the following information for each Subscriber before Subscriber initiates the funding wire:

•	Name

•	Tax ID

•	Address

•	Date of birth (if individual)

•	If investor is an entity:

◦	Authorized signer name

◦	Authorized signer position

◦	Authorized signer Tax ID

◦	Authorized signer address

◦	Authorized signer date of birth

•	Number of shares/units (if applicable)

•	Purchase price

•	Purchase date

•	Form of payment (e.g., wire or check)

◦	If by wire, wire originating bank

◦	if by check, instruct the Subscriber to make checks payable to FinTech Clearing as Agent for the Investors in Soliton, Inc.

•	Return Payment instructions (should a Return Payment be required pursuant to this Agreement)
** If there is a discrepancy between the Subscriber Report and the payment submitted by the Subscriber, the Deposit Account Agent may, in its sole discretion, reject a Subscriber’s payment. If there is a material discrepancy in purchase price, the Deposit Account Agent will reject the payment. If there is a non-material discrepancy in purchase price, the Deposit Account Agent may in its sole discretion accept the payment and require that either the Subscriber Report be corrected or the difference in purchase price be submitted. There will be a service fee charged for any discrepancies. **
Wire Instructions to Subscribers
Subscribers shall be instructed to wire fund to the Offering Deposit Account held at Pacific Mercantile Bank in connection with the Offering as follows:
** Federal securities rules require that the exact investment amount is received in the Deposit Account for your investment to be complete. If the amount that arrives in the Deposit Account is less than the investment amount, this could result in the cancellation of the investment and return of funds less wire fees. **

** Each wire must include return payment instructions. The name registered on the bank account in the return payment instructions must match the name on the funding account and investment documents. If not, this could result in the cancellation of the investment and return of funds less wire fees. **

ABA Routing #:	122242869

SWIFT Code:	PMERUS66

Bank Name:	Pacific Mercantile Bank

Bank Address:	949 South Coast Dr.
Costa Mesa, CA 92626

Beneficiary Account Name:	FinTech Clearing as Agent for the Investors in Soliton, Inc.

Beneficiary Account #:	To be provided

Beneficiary Address:	6 Venture, Suite 265
Irvine, CA 92618

REF:	Soliton – [Subscriber Name]

SCHEDULE C
Fee Schedule

Service	Fee
Cash Management Fee	25 bps (0.25%) of Proceeds disbursed to Issuer (excluding proceeds from subscribers originating from ________)
CIP/AML check (applied to each subscriber)	$2.00
Wire Transfers – Incoming (Domestic or Foreign)	$5.00
Wire Transfers – Outgoing (Domestic)	$10.00
Wire Transfers – Outgoing (Foreign)	$25.00
NACHA Upload per file	$5.00
ACH per transaction (incoming or outgoing)	$0.50
ACH Exceptions (incoming or outgoing)	$2.00
Check Processing (incoming or outgoing)	$10.00